Exhibit 10.97

CAP ROCK ENERGY CORPORATION

Midland, Texas

BOARD POLICY NO.    100

SUBJECT:                                    Summary of Material Terms of Director Compensation Plan of Cap Rock Energy Corporation.

The purposes of the Cap Rock Energy Corporation Director Compensation Plan (“the “Plan”) are to provide (i) a mechanism for compensating members of the Board of Directors (the “Board”) of Cap Rock Energy Corporation (“Energy”), for serving on the Board of Energy.

The Plan will be administered by Energy’s Compensation Committee (the “Committee”) and will contain the following material terms:

•                                          For as long as each director of Energy is serving on the Board of Energy, if such director began serving as a director prior to January 1, 2003, such director will be allowed to participate in the Company’s health and dental insurance plans with each director being obligated to pay the entire premium for such coverage.

•                                          For as long as each director of Energy is serving on the Board of Energy, he or she will (i) receive reimbursement for actual out-of-pocket expenses for attending meetings of the Board of Energy; and (ii) receive $15,000.00 per year as a retainer (up to 100% of which may be taken in Energy common stock), plus an additional $5,000.00 per board meeting attended in person.  Energy common stock issued to a director pursuant to the Director Compensation Plan will be subject to the restrictions required by applicable securities laws and may contain other restrictions as deemed appropriate by the Committee.

•                                          Directors who are full-time employees of the Company do not receive additional compensation for their service as a Director.

•                                          Each outside director of Energy who was formerly a director of the Cooperative and became a director prior to January 1, 2003 and who elects to resign from the Board, will  receive medical and dental insurance with Energy paying up to a maximum of $580.00 per month of the premiums pursuant to Board Policy No. 123.

•                                          Any director who receives any future stock options will have a period of ten (10) years from the date of grant in which to exercise the options granted to him.

•                                           Each director who resigns from the Board of Energy will continue to be subject to the Cooperative’s Loyalty Oath and Confidentiality Agreement after his resignation.

•                                           Outside Energy Directors, when specifically and individually requested by management to represent the company at functions or meetings, which the other board members would not ordinarily attend, shall receive $1,000.00 per day.

•                                           All Directors and their spouses shall be reimbursed for reasonable expenses incurred in connection with their service as a Director.

•                                           Outside Energy Directors will be paid $2,000.00 per committee meeting attended in person.

•                                           Chairs of each Committee and the Chairman of the Board shall receive an additional fee of $500.00 for service as Chair of each meeting attended.

•                                           Outside Energy Directors will be paid $2,500.00 for telephone board meetings or committee meetings of any kind (the maximum amount of payment for telephone meetings is $2,500.00 per day regardless of the number of telephone meetings held on any one day), unless management deems it appropriate, as to time and circumstances to pay more than one payment per day.

Chairman

Date of Minutes:  October 24, 2000

Revised:	October 23, 2001
March 17, 2003
April 2, 2003
April 20, 2004
July 6, 2005